Exhibit 4: Operating Results by Business Unit in Ch$ millions
(Twelve Months Ended December 31)

YTD 2001	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum	Total

Revenues	196,781	71,913	43,590	29,585	341,869
COGS	-166,982	-64,207	-39,985	-24,320	-295,494
Gross Income	29,799	7,706	3,605	5,265	46,375
Gross Margin	15.1%	10.7%	8.3%	17.8%	13.6%
SG&A	-19,951	-7,045	-3,631	-4,762	-35,389
% sales	10.1%	9.8%	8.3%	16.1%	10.4%
Operating Income	9,848	661	-26	503	10,986
Operating Margin	5.0%	0.9%	-0.1%	1.7%	3.2%

EBITDA	17,648	4,933	2,569	1,253	26,403
Segment Contribution
% Revenues	57.6%	21.0%	12.8%	8.7%	100.0%
% Operating Income	89.6%	6.0%	-0.2%	4.6%	100.0%

YTD 2002	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum	Total

Revenues	131,093	56,561	40,533	28,096	256,283
COGS	-120,012	-48,462	-35,232	-20,881	-224,587
Gross Income	11,081	8,099	5,301	7,215	31,696
Gross Margin	8.5%	14.3%	13.1%	25.7%	12.4%
SG&A	-14,009	-7,036	-3,051	-3,597	-27,693
% sales	10.7%	12.4%	7.5%	12.8%	10.8%
Operating Income	-2,928	1,063	2,250	3,618	4,003
Operating Margin	-2.2%	1.9%	5.6%	12.9%	1.6%

EBITDA	4,414	3,461	4,684	4,230	16,789
Segment Contribution
% Revenues	51.2%	22.1%	15.8%	11.0%	100.0%
% Operating Income	-73.2%	26.6%	56.2%	90.4%	100.0%

2002 versus 2001 % change	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum	Total

Revenues	-33.4%	-21.3%	-7.0%	-5.0%	-25.0%
COGS	-28.1%	-24.5%	-11.9%	-14.1%	-24.0%
Gross Income	-62.8%	5.1%	47.0%	37.0%	-31.7%
SG&A	-29.8%	-0.1%	-16.0%	-24.5%	-21.7%
Operating Income	N/A	60.8%	N/A	619.3%	-63.6%

EBITDA	-75.0%	-29.8%	82.3%	237.6%	-36.4%